Exhibit 99.1

RICHMOND, Indiana. October 31, 2018 - West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announces net income of $1.1 million, or $1.07 per diluted share, for the nine months ended September 30, 2018, an increase of $529,000, or 92.0%, as compared to net income for the nine months ended September 30, 2017. The increase in net income resulted primarily from increased noninterest income of $770,000, a decrease in noninterest expenses of $208,000, and decreases in the provision for income tax of $17,000, offset by increases in the provision for loan losses of $404,000 and a decrease in net interest income of $62,000. Net income for the quarter ended September 30, 2018 was $402,000 compared to $236,000 for the quarter ended September 30, 2017. The increase was primarily due to increased noninterest income of $220,000, a decrease in the provision for income tax of $105,000 and a decrease in noninterest expenses of $22,000, offset by increases in the provision for loan losses of $134,000, and a decrease in net interest income of $47,000.

Interest income increased $670,000 for the nine months ended September 30, 2018 to $11.2 million from $10.5 million for the nine months ended September 30, 2017. The increase was due to an increase in interest on loans of $526,000, other interest income of $119,000 and interest on securities of $25,000. For the quarter ended September 30, 2018 interest income increased $222,000 to $3.8 million, from $3.6 million for the quarter ended September 30, 2017.

Interest expense increased $732,000, or 47.1%, to $2.3 million for the nine months ended September 30, 2018, from $1.6 million for the nine months ended September 30, 2017. The increase was the result of an increase in interest expense on deposits of $400,000 and an increase in the cost of borrowings of $332,000. These changes resulted in a slight decrease of $62,000 to net interest income period over period. The increase in interest expense on deposits was due to higher market interest rates. Interest expense on borrowings increased due to a higher average balance and higher market interest rates. For the quarter ended September 30, 2018, interest expense increased $269,000 to $819,000 from $550,000 for the quarter ended September 30, 2017, reflecting higher market interest rates and a higher average balance on borrowings in the 2018 quarter.

The provision for loan losses was $1.6 million for the nine months ended September 30, 2018, compared to $1.1 million for the nine months ended September 30, 2017. The provision for loan losses was $516,000 for the three months ended September 30, 2018 compared to $382,000 for the three months ended September 30, 2017. These increases to the provision were based on management’s quarterly analyses of the loan portfolio and credit quality indicators including charge off trends and qualitative factors.

Noninterest income increased $770,000, or 109.2%, to $1.5 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017. The increase was due to reduction in losses on other assets of $563,000, increases in other income of $196,000, and loan servicing income of $113,000, offset by a decrease in gain on sale of loans of $134,000. The reduction in losses on other assets was due primarily to management’s determination that the fair market value on a single commercial property held in foreclosed real estate held for sale had decreased during the second quarter of 2017 resulting in a write down of $400,000. For the quarter ended September 30, 2018, noninterest income increased $220,000 due to the increase in other income of $173,000 to $178,000 for the quarter ended September 30, 2018 from $5,000 for the quarter ended September 30, 2017. The increase in other income was due to a decrease in a reserve established in the prior year against reimbursable expenses and interest due from the SBA for a foreclosed commercial property that was sold in the fourth quarter of 2017.

For the nine months ended September 30, 2018, noninterest expense decreased $208,000, or 2.7%, to $7.4 million, from $7.6 million for the nine months ended September 30, 2017. The decrease was due primarily to decreases in foreclosed real estate and repossession expense of $336,000, professional fees of $182,000, and ATM charges of $73,000, offset by increases in net occupancy of $209,000, and salaries and employee benefits of $146,000. Salaries and employee benefits increased due to normal cost of living and merit increases, and other employee benefit programs. Net occupancy expense increased due to the completion of the administrative and operations building late in 2017 and affixed depreciation on the building and furniture fixtures and equipment. The savings in ATM charges are due to the transition to a new servicer. Expenses related to foreclosed real estate decreased due to the sale in 2017 of a commercial property held in foreclosure and relief of the related carryforward costs. For the quarter ended September 30, 2018, noninterest expense decreased $21,000 due primarily to decreases in foreclosed real estate and repossession expense, professional fees offset by increases in net occupancy and data processing fees.

The provision for income taxes was $267,000 for nine months ended September 30, 2018 compared to $284,000 for nine months ended September 30, 2017. Our effective tax rates were 19.5% and 33.1% for the nine months ended September 30, 2018 and 2017, respectively, reflecting an increase in pretax income for the 2018 period and the reduced corporate federal income tax rate which became effective in December 2017. Provision for income taxes for the quarter ending September 30, 2018 was $28,000 with an effective tax rate of 6.5% compared to the quarter ending September 30, 2017 of $133,000, with an effective tax rate of 35.9%. The decrease to the provision and effective tax was a result of updated information received in the third quarter of 2018 related to certain estimates that reduced our 2018 tax expense, accompanied by the reduced corporate federal income tax rate.

Comparison of Financial Condition at September 30, 2018 and December 31, 2017

Total assets increased $9.3 million, or 3.1%, to $308.7 million at September 30, 2018 from $299.4 million at December 31, 2017. The increase was primarily the result of increases to net loans, other assets, cash and cash equivalents, and investment securities available for sale, offset by a decrease in loans held for sale.

Cash and cash equivalents increased $1.9 million, or 18.3%, to $12.2 million at September 30, 2018 from $10.3 million at December 31, 2017. Securities available for sale increased $183,000, or 0.9%, to $20.5 million at September 30, 2018 from $20.3 million at December 31, 2017.

Net loans increased $9.0 million, or 3.7%, to $249.9 million at September 30, 2018 from $240.9 million December 31, 2017. Growth in the loan portfolio resulted from growth across all products with increases in commercial and multi-family loans of $3.1 million, one to four family residential of $2.5 million, construction loans of $1.4 million, consumer loans of $1.2 million, commercial loans of $616,000, and second mortgages and home equity lines of credit of $463,000.

Deposits decreased $217,000, or 0.1%, to $226.8 million at September 30, 2018 from $227.0 million at December 31, 2017. Core deposits, including savings, interest-bearing and noninterest-bearing checking, and money market deposit accounts decreased $3.5 million to $116.6 million at September 30, 2018 from $120.1 million at December 31, 2017. Certificates and other time deposits increased $3.3 million to $110.2 million at September 30, 2018 from $106.9 million at December 31, 2017, as core deposits have begun to move to higher interest paying certificates of deposit.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $9.0 million, or 21.7%, to $50.5 million at September 30, 2018 from $41.5 million at December 31, 2017. These advances were used to fund loan growth.

Total stockholders’ equity increased $702,000, or 2.4%, to $29.7 million at September 30, 2018 from $29.0 million at December 31, 2017. The increase was primarily a result of year to date net income of $1.1 million, stock-based compensation expense of $135,000, and ESOP shares earned of $124,000, offset in part by decreases to accumulated other comprehensive income of $407,000, dividends of $199,000 and shares repurchased of $54,000.

	September 30, 2018 (Unaudited)	December 31, 2017
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$308,718	$299,414
Total cash and cash equivalents	12,242	10,346

Investment in available for sale securities, at fair value	20,480	20,297
Loans held for sale	947	2,877
Loans, net	249,882	240,859
Bank-owned life insurance	7,091	6,960
Premises and equipment	8,910	9,128
Foreclosed real estate held for sale	16	39
Federal Home Loan Bank of Indianapolis, at cost	2,436	2,436
Deposits	226,764	226,981
Borrowings	50,500	41,500
Total Equity	29,732	29,029
Total Stockholders’ equity less maximum cash obligation related to ESOP shares	28,858	28,175

ASSET quality ratios ¹

Nonperforming loans to total loans	0.63%	0.34%
Nonperforming assets to total assets	0.64%	0.38%
Net charge-offs annualized (recoveries) to average loans outstanding	0.66%	0.66%
Allowance for loan losses to non-performing loans	194.50%	333.54%
Allowance for loan losses to total loans	1.22%	1.13%

¹ Bank-only ratios

	For the Three Months Ended 30-Sept		For the Nine Months Ended 30-Sept
	2018	2017	2018	2017
	(In Thousands, except per share amounts)		(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,791	$3,569	$11,167	$10,497
Interest expense	819	550	2,285	1,553
	2,972	3,019	8,882	8,944
Provision for loan losses	516	382	1,550	1,146
Net interest income after provision for loan losses	2,456	2,637	7,332	7,798
Noninterest income	521	301	1,475	705
Noninterest expense	2,547	2,569	7,436	7,644
Income before income tax expense	430	369	1,371	859
Income tax expense	28	133	267	284
Net income	402	236	1,104	575
Basic earnings per share	$0.41	$0.24	$1.12	$0.58
Diluted earnings per share	0.39	0.23	1.07	0.56
Dividends per share	0.07	0.06	0.20	0.18